Exhibit 23.3
Geologist Consent of W.G. Timmins, P.Eng.
1016 – 470 Granville Street
Vancouver, British Columbia,
V6C 1V5, Canada

September 25, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, DC 20549-4561

Re: Contact Minerals Corp. – Form SB-2 Registration Statement Dear Sirs:

As a consulting geologist I hereby consent to the inclusion or incorporation by reference in the Form SB-2 Registration Statement for Contact Minerals Corp. the following:

  My report entitled “Report on the Triune Property, Trout Lake Area, Lardeau District, Revelstoke Mining Division, British Columbia” dated August 1, 2007, prepared by me for Contact Minerals Corp.

In addition, I hereby also consent to the reference to my name in the Form SB-2 Registration Statement for Contact Minerals Corp.

Yours truly,

/s/ W.G. Timmins
W.G. Timmins, P. Eng.